Exhibit 10.2

New Century Capital Partners, Inc.

1999 Avenue of the Stars, Suite 1100
Los Angeles, CA 90067
(310) 356-4641 Tel
(310) 451-9092 Fax

PERSONAL & CONFIDENTIAL

November 16, 2009

Mr. Jeffrey Beunier
President and Chief Executive Officer
Recovery Energy, Inc.
Denver, CO 80220

Dear Jeffrey:

New Century Capital Partners, Inc. (“NCCP”) is pleased to act as the exclusive financial advisor to Recovery Energy, Inc. (together with its subsidiaries and affiliates, the “Company”) during the term (the “Term”, as hereinafter defined), of this letter agreement (“Agreement”) solely with respect to (i) identifying an investment banking firm or firms (“IBF”) to underwrite (or placed privately) the sale of up to $25 million of equity, equity-linked securities, convertible securities, preferred stock, debt, or in any other form as directed and approved by the Company (the “Transaction”) to investors (the “Investors”) on a best-efforts basis and (ii) assisting the Company in any other way to complete the Transaction, including advising on the type and size of security, and the terms of the Transaction.

The Company shall cooperate fully with NCCP in connection with the identification of potential investment banking firms relating to the Transaction. The Company agrees that it is critical to the Transaction that the Company’s financial data and legal records be in good working condition – such as would be expected by investment banks, and institutional or retail investors.

This Agreement shall commence upon the date of execution of this Agreement by the Company (the “Effective Date”) and expire twelve (12) months after the Effective Date of this Agreement (the “Term”), unless the Agreement is terminated at an earlier date as provided below.  In addition, for purposes of this Agreement, the tail (the “Tail”) shall mean the twelve (12) months after the termination of the Agreement.

1.	The Transaction

In connection with our engagement, we propose to undertake certain services on your behalf, including to the extent you may request:

(i)
Advise the Company with regard to various financing strategies and alternatives. This may initially include assisting in the composition of a summary document which would be circulated to potential strategic investors selected by the IBF and approved by the Company;

Engagement Agreement
Recovery Energy, Inc.
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(ii)	Advise the management of the Company with regard to the investors identified by the IBF;

(iii)	Review with and advise the management of the Company with regard to the structure of a comprehensive financial package negotiated by the IBF; and

(iv)
Assist the Company in respect to the raising of capital in the form of equity, equity-linked securities, preferred stock, debt, or in any other form as directed and approved by the Company in the Transaction.

2.	Fees and Expenses

As compensation for the services to be provided by NCCP hereunder, the Company agrees to pay to NCCP:

(i)
Non-Refundable Engagement Fee.  A non-refundable cash engagement fee of $25,000 (the “Engagement Fee”) to be paid upon signing of the Agreement which will be credited against any Financial Advisory Fee;

(ii)
Financial Advisory Fee.  Upon the consummation of the Transaction, the Company shall pay NCCP a financial advisory fee in cash (the “Financial Advisory Fee or Advisory Fee”) of twenty percent (20%) of the total amount earned by the underwriting IBF, including any cash payments and warrants;

(iii)
Finder’s Fee: NCCP will be entitled to receive as a Finder’s Fee (“Finder’s Fee”) in cash equal to 5% of the gross proceeds and in warrants equal to 5% of the gross proceeds received by the Company from investors introduced by NCCP such as Yorkville and Cohen & Company, if such company participates in the capital raise. Such Finder’s Fee will be separate and apart from any Advisory Fee received by NCCP under this agreement;

(iv)
Warrants.  The warrants issued to NCCP pursuant to clause (ii) (the "Warrants") shall be the equivalent of twenty percent (20%) of the warrants issued to the IBF with respect to the Transaction and shall have the same terms and conditions, including exercise price and term of the warrants, as the warrants issued to the IBF.

(v)
The Company agrees to reimburse NCCP by wire transfer on the first business day of each month for all reasonable and documented out-of-pocket expenses (including, third-party databases and research, communication and document production expenses, the fees of counsel, and all travel related expenses) incurred by NCCP pursuant to its engagement hereunder and submitted to the Company in the preceeding month, whether or not a Transaction is consummated and independent of any Advisory Fee.

The Company also agrees to indemnify NCCP and certain other entities and persons as set forth in Schedule I attached hereto, which obligation shall survive the termination or expiration of this Agreement.

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Recovery Energy, Inc.
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3.	Information to be Supplied

The Company shall make available to NCCP all financial and other information requested by it for the purpose of its assignment hereunder.  In performing its services hereunder, NCCP shall be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that has been furnished to it by, or on behalf of, the Company or otherwise reviewed by it and shall have no obligation to verify the accuracy or completeness of any such information or to conduct any appraisal of any assets.

Any financial advice rendered by NCCP pursuant to this Agreement, written or oral, will be solely for the information of the Company and may not be disclosed publicly in any manner without NCCP's prior written approval and will be treated by the Company as confidential.

4.	Announcement of Transaction

When a Transaction is completed, and subject to compliance with applicable securities laws, NCCP may, at its option and expense, place announcements and advertisements or otherwise publicize the Transaction and NCCP’s role in it (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s web site) on NCCP’s Internet web site and in such newspapers and periodicals as it may choose stating that NCCP has acted as the financial advisor to the Company with respect to the Transaction subject to the review and consent of the of the content by the Company.  When the Company is going to issue a press release disclosing the Transaction, NCCP has the right to review the press release and description of NCCP’s role in the Transaction.

5.	Termination

This Agreement may be terminated by the Company, or by NCCP, with or without cause, at any time upon giving written notice to the effect to that other party.  For purposes of this Agreement, the term “with cause” shall mean gross negligence, bad faith or willful misconduct by NCCP.  No such termination, whether with or without cause, will affect: (i) NCCP’s right to receive reimbursement for any out-of-pocket expenses incurred prior to the date of termination; (ii) the Company’s obligation to pay NCCP any Engagement Fee, Advisory Fee or termination fee that accrued prior to such termination; or (iii) the Company’s obligation to indemnify NCCP or any other Indemnified Person (as defined in Schedule I attached hereto) pursuant to the manner set forth in this Agreement.

6.	Dispute Resolution

Any controversy arising out of or concerning this Agreement shall be determined by arbitration upon the initiation of either party, and the parties hereto hereby agree to submit to such arbitration.  Such controversies shall be settled and conclusively resolved by a single, mutually-acceptable arbitrator who shall be an attorney experienced in corporate finance matters.  In the event the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by the Director of Arbitration for the Financial Industry Regulatory Authority.  The arbitration shall be conducted in Los Angeles, California and the written decision of the arbitrator shall be final and binding on the parties and enforceable in any court of competent jurisdiction.  In the event the dispute or controversy between the parties concerns the determination or calculation of any fees or compensation payable to NCCP hereunder, NCCP and the Company agree that the amounts in dispute shall be placed in an escrow account upon the consummation of the Transaction (with any amounts not in dispute being paid to NCCP at such time as determined in accordance with section 2, “Fees and Expenses”, above) pending the outcome of the arbitration.

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Recovery Energy, Inc.
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7.	Miscellaneous

It is understood that if the Company completes a transaction in lieu of any Transaction (for example, a strategic partnership agreement) for which NCCP is entitled to compensation pursuant to this Agreement, NCCP and the Company will negotiate in good faith appropriate compensation for NCCP in an amount to be mutually agreed upon taking into account, among other things, the results obtained and the custom and practice among investment bankers acting in similar transactions.

The Company acknowledges that NCCP has been retained solely to provide the services set forth herein, shall have no obligations except as expressly set forth herein, shall owe such obligations as are expressly set forth herein solely to the Company, shall be acting as an independent contractor, and shall not be deemed to have a fiduciary or agency relationship with the Company or any of its subsidiaries.

NCCP is not experts on, and cannot render opinions regarding legal, accounting, regulatory or tax matters. The Company acknowledges that it is not relying on the advice of NCCP for legal, accounting, regulatory or tax matters and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding each Transaction based on such advice.

No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby.  This Agreement shall inure to the benefit of and be binding on the Company, NCCP and their respective successors.  Neither party may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, except to an entity which has succeeded to substantially all the business and assets of the assignor or to an entity surviving a merger or consolidation to which the party to this Agreement is a party.  Any attempted sale, assignment, transfer, conveyance, delegation or pursuit in violation of this paragraph shall be void.

This Agreement sets forth the entire understanding of NCCP and the Company relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties relating to the subject matter hereof.

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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Recovery Energy, Inc.
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It is also understood that the Company’s obligations hereunder shall survive any change in control or ownership of the Company.

If the foregoing correctly sets forth the agreement between the Company and NCCP please sign and return the enclosed copy of this Agreement, whereupon it shall become our binding agreement to be governed and construed pursuant to the laws of the State of California.

Very truly yours,

NEW CENTURY CAPITAL PARTNERS, INC.

By:	/s/ Mark Salter
Mark Salter
Managing Director
Accepted as of the date first written above:

RECOVERY ENERGY, INC.

By:	/s/ Jeffrey Beunier
Jeffrey Beunier
President and Chief Executive Officer

Engagement Agreement
Recovery Energy, Inc.
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SCHEDULE I

The Company agrees that it will indemnify and hold harmless NCCP and their affiliates, and their respective directors, officers, employees, agents, representatives and controlling persons (NCCP and each such entity or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, as incurred, to which such Indemnified Party may become subject, and related to or arising out of activities performed by or on behalf of an Indemnified Party pursuant to this Agreement, the Transactions contemplated thereby or NCCP’s role in connection therewith; provided that the Company will not be liable to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from actions taken or omitted to be taken by NCCP in bad faith or from NCCP's gross negligence or willful misconduct in performing the services described above. The Company also agrees to reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action, investigation, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of NCCP pursuant to, or the performance by NCCP of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court or competent jurisdiction to have resulted from actions taken or omitted to be taken by NCCP in bad faith or from NCCP's gross negligence or willful misconduct.

If the indemnification provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities, as incurred by any Indemnified Person, for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and NCCP, on the other hand, of the Transaction (whether or not the Transaction is consummated).  The Company agrees that for the purposes of this paragraph the relative benefits to the Company, NCCP of the Transaction shall be deemed to be in the same proportion that the total value of the Transaction or contemplated Transaction by the Company as a result of or in connection with the proposed Transaction bears to the Advisory Fee paid or Finder’s Fee to be paid to NCCP under this Agreement; provided that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to NCCP under this Agreement.

Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action, suit or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, the Indemnified Parties will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action, suit or proceeding and will employ counsel satisfactory to the Indemnified Parties and will pay the fees and disbursements of such counsel, as incurred.  Notwithstanding the preceding sentence, any Indemnified Party will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable or if such Indemnified Party reasonably determines that the Company’s assumption of the defense does not adequately represent its interest.  In such event, the fees and disbursements of such separate counsel will be paid by the Company, but in no event shall the Company be liable for the fees and disbursements of more than one counsel (in addition to local counsel) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

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Recovery Energy, Inc.
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The Company agrees that, without NCCP’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not NCCP or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. NCCP agrees that, without the Company’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Company is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against the Company or any affiliate or any participant in a Transaction covered hereby in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse NCCP for all reasonable disbursements incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of its legal counsel, and to compensate NCCP in an amount to be mutually agreed upon.

The provisions of Schedule I shall be in addition to any liability which the Company may otherwise have.  These provisions shall be governed by the law of the State of California and shall be operative, in full force and in full effect regardless of any termination or expiration of this agreement.